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CUSIP No. 032165-10-2                 13G                     PAGE 1 OF 10 PAGES

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO.    19     )*
                                       ------------


                            AMSOUTH BANCORPORATION
                            ----------------------
                               (NAME OF ISSUER)

                        Common Stock - Par Value $1.00
                        ------------------------------
                        (Title of Class of Securities)


                                  032165-10-2
                                  -----------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP No. 032165-10-2             13G                        Page 2  of 10 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          AmSouth Bancorporation
          No. 63-0591257

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

                  -0-

        6  SHARED VOTING POWER

                4,945,002

        7  SOLE DISPOSITIVE POWER

                  -0-

        8  SHARED DISPOSITIVE POWER

                4,397,477

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,083,255

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.3%

12 TYPE OF REPORTING PERSON*

          HC

                     *SEE INSTRUCTION BEFORE FILLING OUT!
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CUSIP No. 032165-10-2             13G                        Page 3  of 10 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AmSouth Bank
     No. 63-0935103

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

          ALABAMA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

                  -0-

        6  SHARED VOTING POWER

                4,945,002

        7  SOLE DISPOSITIVE POWER

                  -0-

        8  SHARED DISPOSITIVE POWER

                4,397,477

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,083,255

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.3%

12 TYPE OF REPORTING PERSON*

          BK

                     *SEE INSTRUCTION BEFORE FILLING OUT!
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CUSIP No. 032165-10-2             13G                       PAGE 4  OF 10 PAGES

                               AMENDMENT NO. 19
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                                 AMSOUTH BANK

              Report for the Calendar Year Ended December 31, 1997

Item 1(a)  Name of Issuer:
---------

           AmSouth Bancorporation

Item 1(b)  Address of Issuer's Principal Executive Offices:
---------

           AmSouth/Sonat Tower
           1900 Fifth Avenue North
           Birmingham, Alabama 35203

Item 2(a)  Name of Persons Filing:
---------

           AmSouth Bancorporation
           AmSouth Bank

Item 2(b)  Address of Principal Business Office:
---------

           AmSouth Bancorporation
           AmSouth/Sonat Tower
           1900 Fifth Avenue North
           Birmingham, Alabama  35203

           AmSouth Bank
           AmSouth/Sonat Tower
           Birmingham, Alabama  35203

Item 2(c)  Citizenship
---------

           AmSouth Bancorporation is a Delaware corporation. AmSouth Bank is a bank organized under the laws of the State of Alabama.

Item 2(d)  Title of Class of Securities:
---------

           Common stock, par value $1.00
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CUSIP No. 032165-10-2             13G                       PAGE 5  OF 10 PAGES


Item 2(e)  CUSIP Number:  032165-10-2
---------

Item 3     If this Statement is filed pursuant to Rules 13d-1(b) or  13d-2(b),
------     check whether the person filing is a:

     (a)   [_]  Broker or Dealer registered under Section 15 of the Act

     (b)   [X]  Bank as defined in Section 3(a)(6) of the Act

     (c)   [_]  Insurance Company as defined in Section 3(a)(19) of the Act

     (d)   [_]  Investment Company registered under Section 8 of the
                Investment Company Act

     (e)   [_]  Investment Adviser registered under Section 203 of the
                Investment Advisers Act of 1940

     (f)   [_]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(ii)(F).

     (g)   [X]  Parent Holding Company, in accordance with Section 240.13d-
                1(b)(1)(ii)(G) (Note:  See Item 7)

     (h)   [_]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4  Ownership
------

     (a)   Amount Beneficially Owned:

                AMSOUTH BANCORPORATION:     5,083,255
                AMSOUTH BANK:               5,083,255

     (b)   Percent of Class:

                AMSOUTH BANCORPORATION:     6.3%
                AMSOUTH BANK:               6.3%

     (c)   Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote:

                         -0-

           (ii) shared power to vote or direct the vote:

                AMSOUTH BANCORPORATION:       4,945,002
                AMSOUTH BANK:                 4,945,002
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CUSIP No. 032165-10-2             13G                        Page 6 of 10 Pages



               (iii) sole power to dispose of or  to direct the disposition of:

                         -0-

               (iv)  shared power to dispose of or to direct the disposition of:

                         AMSOUTH BANCORPORATION:    4,397,477
                         AMSOUTH BANK:              4,397,477

        Pursuant to Rule 13d-4, it is hereby declared that the filing of this Statement shall not be construed as an admission that AmSouth Bancorporation or AmSouth Bank is, for the purpose of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Statement.

Item 5  Ownership of Five Percent or Less of a Class
------

        Not applicable

Item 6  Ownership of More than Five Percent on Behalf of Another Person
------

        All of the shares covered by this Statement are held by trusts and estates of which AmSouth Bancorporation's subsidiary, AmSouth Bank, is a fiduciary. No single one of these trusts and estates holds as much as five percent of the class. Generally, under the terms of the instrument establishing each such trust or estate, dividends on and proceeds from the sale of securities held by the trust or estate are paid to it, with distribution of any such amounts to beneficiaries thereof being made from the trust or estate pursuant to the terms of the governing instrument.

Item 7  Identification and Classification of the Subsidiary Which Acquired the
------
        Security Being Reported on by the Parent Holding Company

        See Exhibit 1.

Item 8  Identification and Classification of Members of the Group
------

        Not applicable.

Item 9  Notice of Dissolution of Group
------

        Not applicable.

Item 10 Certification
-------

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CUSIP No. 032165-10-2             13G                        Page 7 of 10 Pages


        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


Signatures:

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 13, 1998
Date

AMSOUTH BANCORPORATION



By:  /s/ Carl L. Gorday
   -------------------------
   Signature

Carl L. Gorday, Assistant Secretary
Name/Title

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CUSIP No. 032165-10-2             13G                        PAGE 8 OF 10 PAGES


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



February 13, 1998
Date



AMSOUTH BANK



By:  /s/ Carl L. Gorday
   ------------------------
   Signature


Carl L. Gorday, Vice President
Name/Title

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CUSIP No. 032165-10-2             13G                        Page 9 of 10 Pages


                                   EXHIBIT 1
                                      TO
                               AMENDMENT NO. 19
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                                 AMSOUTH BANK


             Report for the Calendar Year Ended December 31, 1997


      The securities covered by this Statement are held in a fiduciary capacity by the following subsidiary of AmSouth Bancorporation, which is a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, and classified in Item 3(b) of Schedule 13G:


                                            AmSouth Bank

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CUSIP No. 032165-10-2             13G                        Page 10 of 10 Pages


                                   EXHIBIT 2
                                      TO
                               AMENDMENT NO. 19
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION,
                                      AND
                                 AMSOUTH BANK

             Report for the Calendar Year Ended December 31, 1997


      The undersigned, AmSouth Bancorporation and AmSouth Bank, hereby agree that the foregoing Statement on Schedule 13G is filed on behalf of each of them.


                                           AMSOUTH BANCORPORATION



                                           By: /s/ Carl L. Gorday
                                              --------------------------------
                                           Carl L. Gorday, Assistant Secretary



                                           AMSOUTH BANK



                                           By: /s/ Carl L. Gorday
                                              ------------------------------
                                              Carl L. Gorday, Vice President